DSI REALTY INCOME FUND X
(A California Real Estate Limited Partnership)

BALANCE SHEETS(UNAUDITED), SEPTEMBER 30, 1996 AND DECEMBER 31, 1995

                             September 30,        December 31,
                                 1996               1995
ASSETS

CASH AND CASH EQUIVALENTS     $1,411,293         $1,132,783
PROPERTY                       8,420,161          8,684,418
OTHER ASSETS                     131,081             72,944

TOTAL                         $9,962,535         $9,890,145

LIABILITIES AND PARTNERS' EQUITY

LIABILITIES                   $1,934,760         $1,734,832

PARTNERS' EQUITY:
General Partners                 (61,749)           (60,475)
Limited Partners               8,089,524          8,215,788
     Total partners' equity    8,027,775          8,155,313

TOTAL                         $9,962,535         $9,890,145

See accompanying notes to financial statements(unaudited).


STATEMENTS OF INCOME (UNAUDITED)
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995

                              September 30,      September 30,
                                  1996               1995
REVENUES:
Rental Income                   $678,061           $673,177
Interest                          11,844              8,436
     Total revenue               689,905            681,613

EXPENSES:
Operating Expenses               333,821            347,319
General and administrative        39,999             35,924
     Total expenses              373,820            383,243

NET INCOME                      $316,085           $298,370

AGGREGATE NET INCOME ALLOCATED TO :
    Limited partners            $312,924           $295,386
    General partners               3,161              2,984
TOTAL                           $316,085           $298,370

NET INCOME PER
   LIMITED PARTNERSHIP UNIT        $9.85              $9.29

LIMITED PARTNERSHIP
  UNITS USED IN PER
  UNIT CALCULATION                31,783             31,783

See accompanying notes to financial statements(unaudited).
[/TABLE]

STATEMENTS OF INCOME (UNAUDITED)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995


                                September 30,    September 30,
                                    1996             1995


REVENUES:

Rental Income                    $1,976,345       $1,871,445
Interest                             31,999           22,591
Total revenues                    2,008,344        1,894,036

EXPENSES:

Operating Expenses                1,014,760        1,028,328
General and administrative          158,002          151,584
Total expenses                    1,172,762        1,179,912

NET INCOME                          835,582          714,124

AGGREGATE NET INCOME ALLOCATED TO:

Limited partners                    827,226          706,983
General partners                      8,356            7,141
TOTAL                               835,582          714,124

NET INCOME PER LIMITED
PARTNERSHIP UNIT                     $26.03           $22.24

LIMITED PARTNERSHIP UNITS
USED IN PER UNIT CALCULATION         31,783           31,783

See accompanying notes to financial statements (unaudited).


STATEMENTS OF CHANGES IN PARTNERS' EQUITY (UNAUDITED)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995

                                GENERAL       LIMITED
                                PARTNERS      PARTNERS       TOTAL

EQUITY AT DECEMBER 31, 1994     ($57,314)    $8,528,667   $8,471,353

NET INCOME                         7,141        706,983      714,124
DISTRIBUTIONS                     (9,630)      (953,490)    (963,120)

EQUITY AT SEPTEMBER 30, 1995    ($59,803)     $8,282,160   $8,222,357

EQUITY AT DECEMBER 31, 1995     ($60,475)     $8,215,788   $8,155,313

NET INCOME                         8,356         827,226      835,582
DISTRIBUTIONS                     (9,630)       (953,490)    (963,120)

EQUITY AT SEPTEMBER 30, 1996    ($61,749)     $8,089,524   $8,027,775

See accompanying notes to financial statements(unaudited).

STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995

                                    September 30,      September 30,
                                        1996               1995

CASH FLOWS FROM OPERATING
 ACTIVITIES:

Net income                             $ 835,582        $ 714,124
Adjustments to reconcile net
  income to net	cash provided
  by operating activities:
     Depreciation                        403,896          403,896
  Changes in assets and liabilities:
 (Increase)Decrease in other assets      (58,137)         251,183
     Increase in liabilities             199,929           92,499
Net cash provided by operating
  activities                           1,381,270        1,461,702

CASH FLOWS FROM INVESTING ACTIVITIES-
  Purchase of property and equipment    (139,639)         (13,854)

CASH FLOWS FROM FINANCING ACTIVITIES -
     Distributions to partners          (963,120)        (963,120)


NET INCREASE IN CASH AND
 CASH EQUIVALENTS                        278,509          484,728

CASH AND CASH EQUIVALENTS:
At beginning of period                 1,132,783          590,983
At end of period                      $1,411,293      $ 1,075,711

See accompanying notes to financial statements(unaudited).


DSI REALTY INCOME FUND X
(A California Real Estate Limited Partnership)

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

1. GENERAL

DSI Realty Income Fund X (the "Partnership") has three general partners (DSI Properties, Inc., Robert J. Conway and Joseph W. Conway) and limited partners owning 31,783 limited partnership units.

The accompanying financial information as of September 30, 1996, and for the periods ended September 30, 1996 and 1995 is unaudited. Such financial information includes all adjustments which are considered necessary by the Partnership's management for a fair presentation of the results for the periods indicated.

2.   PROPERTY

The Partnership owns five mini-storage facilities. Two facilities are located in Warren, Michigan; one facility is located in Troy, Michigan; one facility is located in Crestwood, Illinois; and one facility is located in Forestville, Maryland. As of September 30, 1996, the total cost and accumulated depreciation of the mini-storage facilities is as follows:

        Land                             $ 2,089,882
        Buildings                         10,822,959
        Furniture and Equipment                2,799
        Total                             12,915,640
        Less: Accumulated Depreciation   ( 4,495,479)
        Property - Net                   $ 8,420,161


3.   NET INCOME PER LIMITED PARTNERSHIP UNIT

Net income per limited partnership unit is calculated by dividing the net income allocated to the limited partners by the number of limited partnership units outstanding during the period.